Exhibit 10.5

1st STOCK ACQUISITION RIGHTS TRANSFER CONFIRMATION AGREEMENT

HeartCore Enterprises, Inc. (the “Assignor”), HeartCore Financial, Inc. (the “Holder”) and Libera Gaming Operations, Inc. (the “Issuer”) enter into this STOCK ACQUISITION RIGHTS TRANSFER CONFIRMATION AGREEMENT (this “Agreement”) as of June 19, 2024 (the “Signing Date”) concerning Stock Acquisition Rights allocated, by the Issuer to the Assignor as follows.

Article 1	(Request for Approval of Transfer of Stock Acquisition Rights)

1.	The Assignor hereby confirms that, pursuant to Article 262 of the Companies Act, the Issuer has requested that the 1st Stock Acquisition Rights (the “SARs ”) allotted to the Assignor by the Issuer on October 21, 2023 be transferred to the Assignee Rights Holder as set forth below, and the Issuer hereby acknowledges that it has approved the same pursuant to Article 265 of the Companies Act.

(1)	The features and number of the SARs with Restriction on Transfer that the SARs holders making the Requests for Approval of Transfer;

The 1st SARs allotted by the Issuer to the Assignor on October 21, 2023: 379,234 in total

(2)	Name of the person to whom the above-mentioned SARs with Restriction on Transfer are transferred HeartCore Financial, Inc.

2.	The rights, etc. after acquisition shall be subject to the provisions of this Agreement.

3.	1st SARs Allotment Agreement dated October 21, 2023 (the “Previous Agreement”) concluded between the Assignor and the Issuer shall expire upon the effective time of the transfer of the SARs as set forth in the preceding Article, except as otherwise provided in this Agreement.

4.	The Assignee shall acquire the SARs from the Assignor.

Article 2	(Method of Exercise)

1.	The method and effect of exercise of the SARs are governed by the T&Cs (The “Terms and Conditions of Stock Acquisition Rights” attached to the Previous Agreement. The same shall apply hereinafter.) and this Agreement.

2.	When the Holder exercises the SARs, the Holder shall pay in cash the entire amount to be obtained by multiplying the value of asset to be contributed upon exercise of the SARs by the number of the SARs to be exercised, to the bank account designated by the Issuer by the time designated by the Issuer and shall submit necessary document including an exercise request form designated by the Issuer, to the Issuer.

Article 3	(Waiver)

If the Holder notifies the Issuer that the Holder shall waive all or a part of the SARs in a written format designated by the Issuer, the Holder may not exercise the SARs (Waved parts only if a part of the SARs is waved).

Article 4	(Compliance with Relevant Laws and Regulations and Internal Rules)

1.

Delivery of shares upon exercise of the SARs (including issuance of new shares or transfer of shares; hereinafter the same) is to be made in line with matters set forth in paragraph 1, Article 238 of the Companies Act resolved for the delivery.

2.	The Holder shall comply with the Financial Instruments and Exchange Act, Companies Act, tax laws, any other relevant domestic and foreign laws in connection with exercise of the SARs, disposal of shares to be acquired based on such exercise of the SARs, purchase of shares around the time of such disposal and other similar events.

Article 5	(Taxes and Expenses)

1.	The Holder shall bear and pay income tax and other domestic and foreign taxes and public charges to be imposed concerning exercise of the SARs and sale or other disposal of shares to be acquired upon exercise of the SARs to its cost.

2.	In addition to the preceding paragraph, unless otherwise set forth in this Agreement, each party shall bear its own expenses which may arise in connection with negotiation and execution of this Agreement and other matters contemplated in this Agreement.

Article 6	(Confidentiality)

1.	The Holder and the Issuer shall use existence, background and contents of the negotiation on this Agreement, existence and contents of this Agreement, and any other information disclosed by the counterparty in connection with negotiation, execution, performance of this Agreement (regardless of whether disclosed orally or in writing (including magnetic/computer tape and any other storage media; hereinafter the same in this Article), or whether offered before or after the Signing Date; the “Confidential Information”) for the purposes of this Agreement only, and shall not disclose or leak to any third party without prior written consent of the counterparty; provided, however, that this paragraph shall not apply (i) if each party discloses such Information to its own officers or employees, advisors, or agents (on the condition that a similar confidential obligation to this Article is legally or contractually borne), and (ii) if disclosed to domestic or foreign exchanges, Japan Securities Dealers Association, U.S. National Association of Securities Dealers, U.S. Securities Exchange Commission, or securities brokers or dealers or other relevant organization, financial institution and advisors with respect to listing on securities exchange in connection with examination for listing of securities issued by the Issuer on domestic or foreign exchange.

2.	Notwithstanding the provisions in the preceding paragraph, if Information falls under the category of any information set forth below, it is not included in the Confidential Information set forth in the main text of the preceding paragraph:

(1)	Information which was known or available to the public at the time of receipt;

(2)	Information which has become known or available to the public by a cause not attributed to the receiving party after the time of receipt;

(3)	Information which is legitimately received from a third party without bearing no obligation of confidentiality;

(4)	Information which the receiving party already legitimately knows at the time of disclosure;

(5)	Information which is acquired independently and legitimately without any reference of Confidential Information.

3.	Notwithstanding the provisions in paragraph 1, each party may disclose the Confidential Information if disclosure of the Confidential Information is required pursuant to (i) domestic and foreign treaties, laws, cabinet orders and ministry ordinances, rules (including but not limited to rules of financial instrument exchanges or a securities dealers association), orders, municipal ordinances, administrative guidance, circular notices or guidelines (the “Laws”) or (ii) orders or requests by courts, arbitral tribunals, arbitral organizations, regulatory bodies, enforcement or investigation organizations, supervisory authorities and other judicial organizations and national government, local government and other public organization and administrative organization and financial instrument exchanges or other self-regulatory organizations, to the extent that is required. In such a case, the party disclosing the Confidential Information shall notify the Confidential Information to be disclosed to the counterparty in advance and consult the way to deal with to the reasonably possible extent under the Laws and in practice. If the party disclosing the Confidential Information may not make such notice in advance, the party shall notify that it has disclosed the Confidential Information promptly thereafter.

Article 7	(Exclusion of Anti-Social Forces)

1.	The Holder and the Issuer represent that none of itself or its officers or employees has faller or falls under the category of an organized crime group, an organized crime group member, a person who was an organized crime group member within past 5 years, a quasi-member of an organized crime group, a related enterprise of an organized crime group, a corporate racketeer, a rogue professing social activity or a crime group with special intelligence, or other similar person or group (the “Anti-Social Forces”), or any of the following items, and covenant not to fall under those categories in future:

(1)	Having a relationship where it is deemed that the Anti-Social Forces control the management;

(2)	Having a relationship where it is deemed that the Anti-Social Forces are substantially engaged in the management;

(3)	Having a relationship where it is deemed that the party improperly utilize the Anti-Social Forces, such as utilization with purposes to pursue fraudulent benefit of itself, its company or a third party or to bring harm to a third party;

(4)	Having a relationship where it is deemed that the party is involved with the Anti-Social Forces such as offering of fund or granting of benefit;

(5)	Having a socially blamable relationship of its officer or other person involved in management with the Anti-Social Forces.

2.	The Holder and the Issuer covenant that itself or its officers does not, by their own or through any third parties, engage in any of the following actions:

(1)	Violent demanding;

(2)	Unreasonable demanding which goes beyond legal liability;

(3)	Intimidating words or behavior, or using of violence in connection with a transaction;

(4)	Damaging the credit or obstructing the business of others by spreading false rumors, using of fraudulent means, or using force;

(5)	Any similar actions to the respective preceding items.

3.	If the counterparty or its directors falls under any of the items of Paragraph 1 or commits any act falling under any of the items of the preceding Paragraph or makes a false declaration with respect to the representations and warranties under Paragraph 1, the holder and the counterparty may terminate this Agreement without any notice.

Article 8	(Damages)

The Holder and the Issuer shall compensate damage, loss or expense to be incurred by the counterparty arising or in connection with breach of its obligation under this Agreement (regardless of whether it results from a claim from a third party, and including lost earnings and attorneys’ fee to a reasonable extent; the “Damages”), to the extent of damage which should ordinarily arise out of such breach.

Article 9	(Amendment of this Agreement)

1.	The Issuer may amend a relevant clause by notice to the Holder if it is found that a clause of this Agreement does not conform to provisions of the Financial Instruments and Exchange Act or other domestic and foreign relevant laws, or becomes to fail to conform due to amendment after execution of this Agreement.

2.	The Holder shall accept if, in the event that the Holder violates an obligation under this Agreement, the Issuer requests consultation on decrease of number of stock acquisition rights to be exercised.

3.	If stock acquisition rights of the Reorganization Subject Company set forth in paragraph 7 of the T&Cs are delivered to the Holder in accordance with the said paragraph, the Issuer shall cause the Reorganization Subject Company to succeed the status of the Issuer under this Agreement, and the said stock acquisition right is deemed to be the SARs under this Agreement concerning application of this Agreement after the succession.

Article 10	(Termination)

The Issuer may terminate all or a part of this Agreement if the Holder breaches the T&C in this Agreement and such breach has not been remedied after demand from the Issuer.

Article 11	(Effective Period of this Agreement)

This Agreement becomes effective on the Signing Date, and continues for the period during which the SARSs are effectively existing. Clauses of this Agreement to be applied to shares to be issued upon exercise of the SARs effectively survive even after all of the SARs have disappeared. Likewise, Article 6, 8, 11 through 13 survive after termination of this Agreement.

Article 12	(Severability)

If any clause of this Agreement or a part of it is held to be invalid or unenforceable, the rest clauses and the rest part of the clause held to be invalid or unenforceable remains in full force and effect, and the Holder and Issuer shall make the best effort to amend all or a part of the clause held to be invalid or unenforceable and make it valid and enforceable, maintaining the respective intention.

Article 13	(Governing Law and Jurisdiction)

1.	This Agreement is governed by, and construed in accordance with, the laws of Japan.

2.	The Holder and the Issuer shall consult in good faith to resolve any dispute arising or in connection with this Agreement, and if such consultation does not succeed, shall definitely resolve such dispute via lawsuit, being subject to the exclusive jurisdiction of the Tokyo District Court for the first instance.

Article 14	(Matters not Covered)

The Holder and the Issuer shall discuss in good faith the matters not covered by this Agreement.

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IN WITNESS WHEREOF, the Holder and the Issuer execute three (3) originals of this Agreement, with each party retaining one (1) original thereof.

June 19, 2024

Issuer: 6-25-8-202 Nishi-Shinjuku, Shinjuku-ku, Tokyo

Libera Gaming Operations, Inc.

Representative Director: Toyotaka Nagamori

/s/ Toyotaka Nagamori

Assignee: 19303 Chablis Court, Saratoga, California, United States of America

HeartCore Financial, Inc.

CEO Sumitaka Yamamoto

/s/ Sumitaka Yamamoto

Assignor: 848 Jordan Ave. Apt G Los Altos CA 94022

HeartCore Enterprises, Inc.

Director Sumitaka Yamamoto

/s/ Sumitaka Yamamoto